Exhibit 5.1

October 6, 2016

284-852-1111

audrey.robertson@conyersdill.com

AquaVenture Holdings Limited

Commerce House

Wickhams Cay I

Road Town, Tortola

British Virgin Islands

Dear Sirs,

Re:                             Securities Being Registered under Registration Statement on Form S-8 of AquaVenture Holdings Limited (the “Company”)

We have acted as special counsel in the British Virgin Islands to the Company in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 5,455,060 ordinary shares (the “Ordinary Shares”) of the Company, that may be issued pursuant to the Company’s 2016 Share Option and Incentive Plan, the Company’s 2016 Employee Stock Purchase Plan, the AquaVenture Holdings LLC Amended and Restated Equity Incentive Plan, the Quench USA Holdings LLC 2014 Equity Incentive Plan and the Quench USA, Inc. 2008 Stock Plan (collectively, the “Plans”).

We have also reviewed the certificate of incorporation, the memorandum of association and the articles of association of the Company, and a company search as obtained from the Registrar of Corporate Affairs on 5 October, 2016, resolutions in writing signed by all the directors of the Company and dated 22 September, 2016 (the “Resolutions”), a certificate of good standing issued by the Registrar of Corporate Affairs and dated 21 September, 2016, a certificate issued by Codan Trust Company (B.V.I.) Ltd. in its capacity as registered agent to the Company and dated 5 October, 2016 (the “Registered Agent’s Certificate”) and the register of members of the Company, attached to the Registered Agent’s Certificate, the books and records of the Company maintained by Codan Managements (B.V.I.) Ltd. in its capacity as company secretary of the Company as at the date hereof and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.  This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.  This opinion is issued solely for the purposes of filing the Registration Statement and the issuance of the Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued Ordinary Shares will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman